Exhibit 3.19

ZEUS MERGER TWO LIMITED

$2,550,000,000

$1,000,000,000 Floating Rate Senior Notes due 2012

$875,000,000 8 1/4% Senior Notes due 2013

$675,000,000 8 5/8% Senior Notes due 2015

PURCHASE AGREEMENT

January 24, 2005

DEUTSCHE BANK SECURITIES INC.

CREDIT SUISSE FIRST BOSTON LLC

LEHMAN BROTHERS INC.,

as Representatives of the initial purchasers

listed on Schedule 1

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Zeus Merger Two Limited, a company organized under the laws of Bermuda (the “Company”), which as part of the Acquisition (as defined herein) will be amalgamated with Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a company organized under the laws of Bermuda, and Zeus Merger One Limited (the “Parent Guarantor”), a company organized under the laws of Bermuda, which as part of the Acquisition (as defined herein) will be amalgamated with Intelsat, Ltd. (“Intelsat”), a company organized under the laws of Bermuda, each hereby confirms its agreement with you (the “Initial Purchasers”), as set forth below. Upon the consummation of the Acquisition, references to the “Company” shall be deemed to be references to Intelsat Bermuda as the company resulting from the amalgamation of Intelsat Bermuda and Zeus Merger Two Limited, and references to the “Parent Guarantor” shall be deemed to be references to Intelsat as the company resulting from the amalgamation of Intelsat and Zeus Merger One Limited.

Section 1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $875,000,000 aggregate principal amount of its 8 1/4% Senior Notes due 2013 (the “2013 Notes”), $675,000,000 aggregate principal amount of its 8 5/8% Senior Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Fixed Rate Notes”), and $1,000,000,000

aggregate principal amount of its Floating Rate Senior Notes due 2012 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”). The Parent Guarantor will initially guarantee (the “Parent Guarantee”) the Company’s obligations under the Notes. Substantially concurrently with the consummation of the Acquisition, Intelsat Bermuda as the company resulting from the amalgamation of Intelsat Bermuda and Zeus Merger Two Limited will become the obligor of the Company’s obligations under the Notes, Intelsat as the company resulting from the amalgamation of Intelsat and Zeus Merger One Limited will become the obligor of the Parent Guarantor’s obligations under the Parent Guarantee and, upon execution of the Supplemental Indenture (as defined herein), the Notes will be jointly and severally guaranteed on a senior unsecured basis (the “Subsidiary Guarantees” and, together with the Parent Guarantee, the “Guarantees”) by Intelsat Bermuda’s subsidiaries set forth on Schedule 2 hereto (the “Subsidiary Guarantors”). We refer herein to the Parent Guarantor and the Subsidiary Guarantors as the “Guarantors”. The Notes and the Guarantees are hereinafter referred to collectively as the “Securities” and the Company and the Guarantors are hereinafter referred to collectively as the “Issuers.” The Securities are to be issued under an indenture (the “Indenture”) to be dated as of January 28, 2005 by and among the Company, the Parent Guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). Substantially concurrently with the consummation of the Acquisition, the Subsidiary Guarantors are to become a party to the Indenture pursuant to a supplemental indenture (the “Supplemental Indenture”) by and among the Company, the Subsidiary Guarantors and the Trustee. Concurrently with such execution of the Supplemental Indenture, references herein to the Indenture include the Supplemental Indenture.

The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom.

In connection with the sale of the Securities, the Company and the Parent Guarantor have prepared a preliminary offering memorandum dated January 5, 2005, as supplemented by a supplement dated January 21, 2005 (the “Preliminary Memorandum”) and a final offering memorandum dated January 24, 2005 (the “Final Memorandum”; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a “Memorandum”) setting forth or including a description of the terms of the Securities, the terms of the offering of the Securities, a description of Intelsat Bermuda and any material developments relating to Intelsat Bermuda occurring after the date of the most recent historical financial statements included therein.

The Initial Purchasers and their direct and indirect transferees of the Notes will be entitled to the benefits of a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company and the Parent Guarantor have agreed, among other things, to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement)

under the Act. Substantially concurrently with the consummation of the Acquisition, the Subsidiary Guarantors shall become party to the Registration Rights Agreement pursuant to a joinder agreement (the “Registration Rights Joinder Agreement”), as provided in the Registration Rights Agreement. Concurrently with such execution of the Registration Rights Joinder Agreement, references herein to the Registration Rights Agreement include the Registration Rights Joinder Agreement.

The Securities are being offered and sold by the Company in connection with the acquisition (the “Acquisition”) pursuant to that certain Transaction Agreement and Plan of Amalgamation among Intelsat, Intelsat Bermuda, Zeus Holdings Limited, Zeus Merger One Limited and Zeus Merger Two Limited, as amended from time to time (the “Acquisition Agreement” and, together with all other agreements related to the Acquisition, the “Acquisition Documents”) of Intelsat by Zeus Holdings Limited (“Holdings”) (or a subsidiary thereof). In connection with the Acquisition, the Company will also enter into new senior secured credit facilities consisting of a $350,000,000 Term Loan B facility (of which $200 million will be a delayed draw facility, the proceeds of which are expected to be used to redeem Intelsat’s existing 8-1/8% Eurobond Notes due 2005 (“Eurobond Notes”)) and a $300,000,000 revolving credit facility (the “Credit Agreement” and together with all other agreements related to such facility, the “Credit Documents”) with Deutsche Bank Securities Inc. (“DBSI”), Credit Suisse First Boston LLC and Lehman Brothers Inc. as joint lead arrangers and joint book running managers and other agents and lenders party thereto. On the Closing Date (as defined herein), to the extent the Acquisition is not substantially concurrently consummated, there will be delivered to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) the gross proceeds of the offering of the Notes. The Acquisition, the borrowings under the Credit Agreement as of the Acquisition Date (as defined below) and the transactions contemplated hereby are referred to as the “Transactions.” This Agreement, the Indenture (including the Guarantees), Registration Rights Agreement, Securities, Exchange Notes (as defined in the Registration Rights Agreement), Private Exchange Notes (as defined in the Registration Rights Agreement), Exchange Guarantees (as defined below), Escrow Agreement (as defined herein) (if the Acquisition is not substantially concurrently consummated on the Closing Date), Credit Documents and Acquisition Documents and any documents relating to the equity investment in Holdings by the sponsors contributing equity therefor, are collectively referred to as the “Transaction Documents.”

On the Closing Date, to the extent the Acquisition is not substantially concurrently consummated, the Company, the Trustee and the Escrow Agent will enter into an escrow and pledge agreement (the “Escrow Agreement”). On a Business Day (as defined below) (the “Release Date”) on or before the Deadline (as defined below) that shall be designated by the Company, the Escrow Funds will be released (the “Release”) to the Company, to fund, along with borrowings under the Credit Agreement (a) the Acquisition and (b) the payment of certain fees and expenses related to the foregoing transactions, all as described in the Final Memorandum.

If the conditions to Release are not satisfied on or before the earliest of (i) April 28, 2005, (ii) the date of termination of the Acquisition Agreement or (iii) such earlier date in the discretion of the Company (the earliest such date, the “Deadline”), then the Indenture will require that the Company redeem (the “Special Mandatory Redemption”) all of the Notes at 100% of their principal amount, plus accrued and unpaid interest thereon on a Business Day designated by the Company that is not more than 10 Business Days following the Deadline (the “Special Mandatory Redemption Date”) and the Release Date shall not occur. For purposes of this Agreement, a “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

Substantially concurrently with the consummation of the Acquisition, the Subsidiary Guarantors shall become party to this Agreement pursuant to a joinder agreement (the “Purchase Agreement Joinder Agreement” and, together with the Registration Rights Joinder Agreement, the “Joinder Agreements”) substantially in the form of the joinder agreement attached as Exhibit B hereto. The representations, warranties and agreements of the Subsidiary Guarantors herein shall become effective on the date of consummation of the Acquisition (the “Acquisition Date”) upon execution by such Subsidiary Guarantor of the Purchase Agreement Joinder Agreement (but if specified to be given as of a specified date, shall be given as of such date), at which time such representations, warranties and agreements shall become effective pursuant to the terms of the Purchase Agreement Joinder Agreement.

Section 2. Representations and Warranties. The Company and the Parent Guarantor jointly and severally represent and warrant to each of the Initial Purchasers (it being understood that prior to the date of consummation of the Acquisition, all representations and warranties of the Company and the Parent Guarantor with respect to Intelsat, Intelsat Bermuda and any of their subsidiaries (including, without limitation, any of the Subsidiary Guarantors) are made to the knowledge of the Company or the Parent Guarantor, as the case may be, after due inquiry) as follows:

(a) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum as of the date thereof, nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date (as defined in Section 3 below) contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to any of the Initial Purchasers furnished to the Company, the Parent Guarantor, Intelsat or Intelsat Bermuda in writing by the Initial Purchasers expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

(b) As of the Closing Date, (i) after giving effect to the Acquisition, Intelsat will have the authorized, issued and outstanding capitalization set forth in the Final

Memorandum; (ii) all of the “significant subsidiaries” (as defined in and calculated in accordance with Rule 1-02 of Regulation S-X) of Intelsat Bermuda are listed in Schedule 3 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”); (iii) all of the outstanding ownership interests in or shares of capital stock of Intelsat Bermuda and the Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; (iv) all of the outstanding shares of capital stock of Intelsat and of each of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than any security interests required under the Credit Documents, pursuant to the Acquisition Documents or the Eurobound Notes, those securing capitalized lease obligations of Intelsat Bermuda and its subsidiaries, and those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) or voting; (v) except as set forth in the Final Memorandum or in connection with the Acquisition Documents, there are no (A) options, warrants or other rights to purchase, (B) agreements or other obligations to issue or (C) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in Intelsat or any of its subsidiaries outstanding. Except for the Subsidiaries and Intelsat Bermuda’s other subsidiaries or as disclosed in the Final Memorandum, as of the Closing Date, Intelsat Bermuda does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(c) On the date hereof, the Company and the Parent Guarantor, and at the Closing Date and after giving effect to the Acquisition, each of the Issuers (i) is and will be duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has and will have all requisite corporate or limited liability company power and authority, as the case may be, to own its properties and conduct its business as now conducted and as described in the Final Memorandum; and (ii) is and will be duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business or results of operations of Intelsat, Intelsat Bermuda and the Subsidiaries, taken as a whole and after giving effect to the Transactions (any such event, a “Material Adverse Effect”).

(d) At the Closing Date, the Company will have all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes, the Exchange Notes and the Private Exchange Notes. The Notes, when issued, will be in the form contemplated by the Indenture. At the Closing Date, the Notes, the Exchange Notes and the Private Exchange Notes have each been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, liquidation, possessory liens, rights of set-off, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(e) The Parent Guarantor has, and at the Acquisition Date the Subsidiary Guarantors will have, all requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform each of their obligations under (i) the Guarantees and (ii) the guarantees of the Company’s obligations under the Exchange Notes and the Private Exchange Notes (the “Exchange Guarantees”). The Guarantees, when issued, will be in the form contemplated by the Indenture. The Parent Guarantee and the Exchange Guarantees from the Parent Guarantor have been duly and validly authorized by the Parent Guarantor, and at the Acquisition Date the Subsidiary Guarantees and the Exchange Guarantees from the Subsidiary Guarantors will have been duly and validly authorized by the Subsidiary Guarantors and, when the Guarantees are executed by the Guarantors and authenticated by the Trustee in accordance with the provisions of the Indenture, will constitute valid and legally binding obligations of the Guarantors, entitled to the benefits of the Indenture, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(f) The Company and the Parent Guarantor have, and at the Acquisition Date the Issuers will have, all requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform each of their obligations under the Indenture or the Supplemental Indenture, as the case may be. The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture has been duly and validly authorized by the Company and the Parent Guarantor, and at the Acquisition Date the Indenture or the Supplemental Indenture, as the case may be, will have been duly and validly authorized by the Issuers, and, when executed and delivered by the Issuers (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Issuers, enforceable against the Issuers in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(g) The Escrow Agreement has been duly authorized by the Company and, if and when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions. If and when executed and delivered by the Company, the Escrow Agreement will be effective on that date to create in favor of the Trustee, for its benefit and the benefit of the holders of the Notes, a valid security interest in all rights of the Company in (a) such Escrow Account (as defined in the Escrow Agreement), (b) all “security entitlements” (as such term is defined in Section 8-102(a) of the Uniform Commercial Code of New York (“UCC”)) with respect to all “financial assets” (as such term is defined in Section 8-102(a) of the UCC) held in the Escrow Account and (c) all “proceeds” (as such term is defined in Section 9-102(a) of the UCC) of such security entitlements, in each case, securing the Securities). Such security interests will constitute first priority perfected security interests in the Collateral (as defined in the Escrow Agreement) free and clear of all liens and security interests, other than the liens and security interests granted under the Escrow Agreement.

(h) The Company and the Parent Guarantor have, and at the Closing Date the Company and the Parent Guarantor will have, all requisite corporate power and authority to execute, deliver and perform their obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company and the Parent Guarantor and, when executed and delivered by the Company and the Parent Guarantor (assuming the due authorization, execution and delivery by the Initial Purchasers), will constitute a valid and legally binding agreement of the Company and the Parent Guarantor enforceable against the Company and the Parent Guarantor in accordance with its terms, except that (A) the enforcement thereof may be subject to the Enforceability Exceptions and (B) any rights to indemnity or contribution thereunder may be limited by U.S. federal and state securities laws and public policy considerations.

(i) The Company and the Parent Guarantor have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company and the Parent Guarantor of the transactions contemplated hereby have been duly and validly authorized by the Company and the Parent Guarantor. This Agreement has been duly executed and delivered by the Company and the Parent Guarantor.

(j) The Joinder Agreements, when duly executed and delivered in accordance with their terms by each of the parties thereto, will constitute valid and legally binding agreements of each of the Subsidiary Guarantors party thereto, enforceable against each of the Subsidiary Guarantors party thereto in accordance with their terms (subject to the Enforceability Exceptions and with respect to the Registration Rights Joinder Agreement, any rights to indemnity or contribution thereunder may be limited by U.S. federal and state securities laws and public policy considerations). At the Acquisition Date, the Joinder Agreements and the consummation by the Subsidiary Guarantors of the transactions contemplated by the Joinder Agreements, Registration Rights Agreement and this Agreement will have been duly and validly authorized by the Subsidiary Guarantors. At the Acquisition Date, the Joinder Agreements will have been duly executed and delivered by the Subsidiary Guarantors.

(k) Except as disclosed in the Final Memorandum, at the Closing Date, no consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the issuance and sale by the Company and the Parent Guarantor (and after consummation of the Acquisition, by the other Issuers) of the Securities to the Initial Purchasers or the consummation by the Company and the Parent Guarantor (and after consummation of the Acquisition, by the other Issuers) of the other transactions contemplated hereby, except (i) such as have been obtained, (ii) such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Initial Purchasers, (iii) such as may be required in connection with the transactions contemplated by the Registration Rights Agreement and (iv) such consents, approvals, authorizations or orders the failure of which to obtain, or the absence of which, would not result in a Material Adverse Effect. Neither Intelsat Bermuda nor any of the Subsidiaries (before and after giving effect to the Transactions) is (i) in violation of its certificate of incorporation, bylaws, memorandum of association or limited liability company agreement (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

(l) The execution, delivery and performance by the Issuers (in each case to the extent a party thereto) of this Agreement, the Joinder Agreements, the Escrow Agreement, the Indenture, the Supplemental Indenture and the Registration Rights Agreement, and the consummation by the Issuers of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Securities to the Initial Purchasers) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation, bylaws, memorandum of association or limited liability company agreement (or similar organizational document) of any of the Issuers or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Issuers or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect; provided, that it is understood for purposes of this clause (l) that the Issuers other than the Company and the Parent Guarantor will not execute, deliver or perform their obligations under any such agreements until the consummation of the Acquisition.

(m) The consolidated historical financial statements of Intelsat, Ltd. and its consolidated subsidiaries included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of Intelsat, Ltd. and its consolidated subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis, except as otherwise stated therein. The summary and selected financial data in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. KPMG LLP is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(n) To the Company’s knowledge, the combined historical statements of net assets sold and the related combined historical statements of revenues and direct expenses of the satellite services business operations relating to and conducted with the North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Ltd. and its subsidiaries (collectively referred to as “Loral”) included in the Final Memorandum present fairly, in all material respects, the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites at the dates and for the periods indicated, and have been prepared in conformity with U.S. GAAP. To the Company’s knowledge, the condensed consolidated financial information of the Loral Transferred Satellites included in the Final Memorandum has been compiled on a basis substantially consistent with that of the audited combined statements of revenues and direct expenses of the Loral Transferred Satellites included in the Final Memorandum. Grant Thornton LLP (together with KPMG LLP, the “Independent Accountants”) is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(o) To the Company’s knowledge, the condensed consolidated financial information of the business acquired from COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC and COMSAT New Services, Inc. (the “COMSAT Business”) included in the Final Memorandum presents fairly, in all material respects, the combined statements of net assets sold and the related combined statements of revenues, direct expenses and allocated expenses of the COMSAT Business at the dates and for the periods indicated, and has been prepared in conformity with U.S. GAAP.

(p) The pro forma financial statements (including the notes thereto) included in the Final Memorandum under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information” have been properly computed on the bases described therein, and excluding adjustments relating to the Intelsat Americas Transaction, the COMSAT General Transaction, the discontinued operations of Galaxy Satellite TV Holdings Limited and the repayment of the Eurobond 8-3/8% Notes in October 2004 (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

(q) Except as expressly described under the heading “Business—Legal Proceedings” in the Final Memorandum, there is not pending or, to the knowledge of the Parent Guarantor or the Company, threatened (other than as expressly described in the third paragraph of the first Risk Factor in the Final Memorandum) any action, suit, proceeding, inquiry or investigation to which any of Intelsat, Intelsat Bermuda or the Issuers is a party, or to which the property or assets of any of Intelsat, Intelsat Bermuda or the Issuers are subject, before or brought by any court, arbitrator or governmental agency or body that, if determined adversely to any of Intelsat, Intelsat Bermuda or the Issuers, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the consummation of the other transactions described in the Final Memorandum.

(r) Except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto), each of Intelsat, Intelsat Bermuda and the Subsidiary Guarantors possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect, each of

Intelsat, Intelsat Bermuda and the Subsidiary Guarantors has fulfilled and performed all of its obligations with respect to such Permits and except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of Intelsat, Intelsat Bermuda or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum and except where such revocation or modification would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(s) Since the date of the most recent financial statements appearing in the Final Memorandum, except as described in the Final Memorandum, (i) none of Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, have a Material Adverse Effect, (ii) except as would not have a Material Adverse Effect, none of Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock or ownership interests (other than with respect to any Subsidiary Guarantor, the purchase of, or dividend or distribution on, capital stock owned by Intelsat Bermuda or another Subsidiary Guarantor) and (iii) except as would not have a Material Adverse Effect or as a result of the Acquisition, there shall not have been any material change in the capital stock or long-term indebtedness of Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors.

(t) Except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto) each of Intelsat, Intelsat Bermuda and the Subsidiary Guarantors has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed in the Final Memorandum (exclusive of any amendment or supplement thereto) other than tax deficiencies that Intelsat, Intelsat Bermuda or such Subsidiary Guarantor, as the case may be, is contesting in good faith and for which Intelsat, Intelsat Bermuda or such Subsidiary Guarantor, as the case may be, has provided adequate reserves, there is no tax deficiency that has been asserted against any of Intelsat, Intelsat Bermuda or such Subsidiary Guarantor, as the case may be, that would have, individually or in the aggregate, a Material Adverse Effect.

(u) The statistical and market-related data included in the Final Memorandum are based on or derived from sources that the Company or the Parent Guarantor believe to be reliable and accurate.

(v) None of the Issuers or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(w) Each of Intelsat, Intelsat Bermuda and the Subsidiary Guarantors has good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Final Memorandum or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which any of Intelsat, Intelsat Bermuda and the Subsidiary Guarantors is a party or by which any of them is bound are valid and enforceable against such entity and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Final Memorandum or as would not have a Material Adverse Effect, Intelsat, Intelsat Bermuda and the Subsidiary Guarantors own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the Final Memorandum, and, except as disclosed in the Final Memorandum, none of Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

(x) Except as disclosed in the Final Memorandum or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Intelsat, Intelsat Bermuda and the Subsidiaries has filed with the U.S. Federal Communications Commission (the “FCC”), the United Kingdom’s Office of Communications (the “OFCOM”) and, through these two agencies, to the International Telecommunication Union (the “ITU”), all reports, documents, instruments, information and applications required to be filed pursuant to the rules and regulations of the FCC, the OFCOM and the ITU, and has obtained all licenses, orders or other authorizations issued by the FCC, the OFCOM, the ITU and any equivalent authority of Bermuda and each other jurisdiction in which the Company operates (collectively, the “Communications Licenses”) required for the operation of the business of Intelsat, Intelsat Bermuda and the Subsidiaries as now or as proposed to be conducted as disclosed in the Final Memorandum (other than with respect to the IA-9 satellite, for which an application has been filed with the FCC and is currently pending), and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Communications Licenses are in full force and effect (other than with respect to the IA-9 satellite, for which an application has been filed with the FCC and is currently pending) and, to the Parent Guarantor’s and the Company’s knowledge, there are no pending revocation or other proceedings initiated by the FCC, the OFCOM, the ITU or any equivalent authority of Bermuda or other jurisdiction in which Intelsat or Intelsat Bermuda operates which, if determined against Intelsat or Intelsat Bermuda, would have a Material Adverse Effect. To the Parent Guarantor’s and the Company’s knowledge, fees due and payable to domestic and foreign governmental authorities pursuant to the rules governing Communications Licenses held by Intelsat, Intelsat Bermuda and the Subsidiaries, the nonpayment of which, with the giving of notice or the lapse of time or both would constitute grounds for revocation thereof, have been timely paid, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Final Memorandum, each of Intelsat, Intelsat Bermuda and the Subsidiaries is in compliance with the terms of the Communications Licenses, as applicable, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and there is no condition of which Intelsat or Intelsat Bermuda has received notice, nor, to the Parent Guarantor’s or the Company’s knowledge, is there any proceeding threatened, by any domestic or foreign governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Communications Licenses, or the imposition of a penalty or fine by any domestic or foreign regulatory authority, except for such condition or proceeding that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(y) Except as disclosed in the Final Memorandum, there are no legal or governmental proceedings involving or affecting Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors or any of their respective properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum except for such proceedings that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(z) Except as disclosed in the Final Memorandum or as would not have a Material Adverse Effect, Intelsat Bermuda and the Guarantors (A) are not in violation of any applicable Bermuda, U.S. or other national, state, provincial or local laws or regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval.

(aa) Except as described in the Final Memorandum (exclusive of any amendment or supplement thereto), no labor disturbance by the employees of Intelsat Bermuda or any of the Subsidiary Guarantors exists or, to the knowledge of the Company, is imminent which might reasonably be expected to have a Material Adverse Effect.

(bb) Except as described in the Final Memorandum, Intelsat Bermuda and each of the Subsidiary Guarantors carry, or are covered by, insurance in such amounts and covering such risks as the Company believes is adequate for the conduct of their respective businesses and the value of their respective properties.

(cc) None of Intelsat, Intelsat Bermuda or any of the Subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which any of Intelsat, Intelsat Bermuda or any of the Subsidiaries makes or ever has made a contribution and in which any employee of any of Intelsat, Intelsat Bermuda or any of the Subsidiaries is or has ever been a participant. With respect to such plans, each of Intelsat, Intelsat Bermuda and each of the Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.

(dd) Intelsat maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for its assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the reported accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ee) Upon the issuance and sale of the Notes as herein contemplated, the application of the net proceeds therefrom as described in the Final Memorandum, and the consummation of the Acquisition, none of Intelsat Bermuda or the Guarantors will be an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(ff) The Transaction Documents described in the Final Memorandum conform in all material respects to the descriptions thereof in the Final Memorandum.

(gg) No holder of securities of any Issuer will be entitled to have such securities registered under the registration statements required to be filed by the Issuers pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

(hh) Immediately after the consummation of the Transactions, (i) the fair value and present fair saleable value of the assets of each of the Company and the Parent Guarantor (each on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; (ii) neither the Company nor the Parent Guarantor (each on a consolidated basis) is, nor will the Company or the Parent Guarantor (each on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the Transactions, (A) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (B) unable to pay its debts (contingent or otherwise) as they mature or (C) otherwise insolvent.

(ii) None of the Issuers, Intelsat Bermuda or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Act or to qualify the Indenture under the TIA.

(jj) No securities of any of the Issuers, Intelsat Bermuda or its subsidiaries are of the same class (within the meaning of Rule 144A under the Act) as any of the Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(kk) None of the Issuers has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities.

(ll) Except as disclosed in the Final Memorandum, under current laws and regulations of Bermuda, all principal, premium (if any), interest and other payments due or made on the Securities may be paid by the Company to the holder thereof in United States dollars and all such payments made to holders thereof who are non-residents of Bermuda will not be subject to income, withholding or other taxes under laws and regulations of Bermuda or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in Bermuda or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Bermuda or taxing authority thereof.

(mm) None of the Issuers, any of their respective Affiliates or any person acting on their behalf (other than the Initial Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act (“Regulation S”)) with respect to the Securities; the Issuers, their respective Affiliates and any person acting on their behalf (other than the Initial Purchasers) have complied with the offering restrictions requirement of Regulation S.

Any certificate signed by any officer of any Issuer and delivered to any Initial Purchaser or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by each of the Issuers to each Initial Purchaser as to the matters covered thereby.

Section 3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase (i) the 2013 Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 97.5% of their principal amount, (ii) the 2015 Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 97.5% of their principal amount and (iii) the Floating Rates Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 97.5% of their principal amount and, if required by Section 5(o) hereof, the Company shall deposit in the Escrow Account an amount equal to the gross proceeds of the offering of the Notes (the “Escrow Funds”). One or more certificates in definitive form for the Securities that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefore by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 A.M., New York time, on January 28, 2005, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Company will make such certificate or certificates for the Securities available for checking and packaging by the Initial Purchasers at the offices of DBSI in New York, New York, or at such other place as DBSI may designate, at least 24 hours prior to the Closing Date.

Section 4. Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Securities at the price and upon the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

Section 5. Covenants of the Company. Each of the Issuers covenants and agrees with each of the Initial Purchasers as follows (it being understood that covenants and agreements applicable to Issuers other than the Company and the Parent Guarantor shall only be effective upon execution of the Purchase Agreement Joinder Agreement):

(a) The Issuers will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchasers shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall have reasonably and timely objected in writing. The Issuers will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Securities by the Initial Purchasers.

(b) The Issuers will cooperate with the Initial Purchasers in arranging for the qualification of the Securities for offering and sale under the securities or “Blue Sky” laws of which jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities; provided, however, that in connection therewith, the Issuers shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in any such jurisdiction where it is not then so subject.

(c) If, at any time prior to the completion of the distribution by the Initial Purchasers of the Notes or the Private Exchange Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and will prepare, at the expense of the Company, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

(d) The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

(e) On the Closing Date, or upon the Release Date, as applicable, the Company will apply the proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Final Memorandum.

(f) For so long as any of the Securities remain outstanding, unless such information is available electronically via EDGAR, the Issuers will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Issuers to the Trustee or to the holders of the Securities and, unless such information is available electronically via EDGAR, as soon as available, copies of any reports or financial statements furnished or filed by the Issuers with the Commission or any national securities exchange on which any class of securities of the Issuers may be listed.

(g) Prior to the Closing Date, the Company will furnish to the Initial Purchasers, as soon as they have been prepared, a copy of any unaudited interim financial statements of Intelsat or Intelsat Bermuda, as the case may be, for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

(h) None of the Issuers will and the Issuers will use their reasonable best efforts to not permit any of their Affiliates to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of any of the Securities in a manner which would require the registration under the Act of any of the Securities.

(i) The Company will not, and will not permit any of its direct or indirect subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(j) For a period of two years from the Closing Date, the Issuers will make available at their expense, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Issuers are then subject to Section 13 or 15(d) of the Exchange Act or are exempt from the reporting requirements pursuant to Rule 12g3-2(b) under the Exchange Act.

(k) The Company will use its best efforts to (i) permit the Securities to be designated as PORTAL-eligible securities in accordance with the rules and regulations adopted by the NASD relating to trading in the NASD’s Portal Market (the “Portal Market”) and (ii) permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(l) With respect to those Notes sold in reliance on Regulation S promulgated under the Act, (A) none of the Company, its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) will engage in any “direct selling efforts” within the meaning of

Regulation S and (B) each of the Company, its affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) will comply with the offering restrictions requirements of Regulation S.

(m) For a period of two years (calculated in accordance with paragraph (d) of Rule 144 under the Act) following the date any Securities are acquired from the Company or any of its Affiliates, none of the Issuers or any of their Affiliates will sell any such Securities.

(n) If the Escrow Agreement is executed and delivered by the Company, the Company shall not, and shall cause its respective affiliates (as defined in Rule 501(b) of Regulation D under the Act) not to, seek the release of Escrow Funds from the Escrow Account unless such release is in compliance with the terms of the Indenture and the Escrow Agreement.

(o) On the Closing Date, to the extent the Acquisition is not substantially concurrently consummated, the Company shall execute the Escrow Agreement and deposit with the Escrow Agent, the Escrow Funds solely in accordance with the Escrow Agreement.

(p) Upon the consummation of the Acquisition, the Company shall cause the Subsidiary Guarantors to execute and deliver the Joinder Agreements.

(q) Upon the consummation of the Acquisition, the Company shall execute and deliver, and shall cause the Subsidiary Guarantors to execute and deliver, the Supplemental Indenture to the Trustee.

Section 6. Expenses. Except as otherwise set forth herein, each of the Issuers jointly and severally agrees to pay all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Issuers, (iv) preparation (including printing), issuance and delivery to the Initial Purchasers of the Securities, (v) the qualification of the Securities under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchasers relating thereto, (vi) the “roadshow” and any other meetings with prospective investors in the Securities (it being understood that with respect to airfare, the Company shall only bear one-half of the incremental cost associated with an upgrade to a larger chartered aircraft), (vii) fees and expenses of the Trustee including fees and expenses of counsel, (viii) all expenses and listing fees incurred in connection with the application for quotation of the Securities on the PORTAL Market and (ix) any fees charged by investment rating agencies for the rating of the Securities. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated (other than pursuant to Section 12 hereof) or because of any failure, refusal or inability on the part of the Issuers to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchasers of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Issuers agree to promptly reimburse the Initial Purchasers upon demand for all out-of-pocket expenses (including reasonable fees, disbursements and charges of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Securities. Except as set forth in this Section 6, the Initial Purchasers shall pay their own costs and expenses.

Section 7. Conditions of the Initial Purchasers’ Obligations. The obligation of the Initial Purchasers to purchase and pay for the Securities shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) On the Closing Date, the Initial Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of (i) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Issuers, in substantially the form attached hereto as Annex A; (ii) Appleby Spurling Hunter, special Bermuda counsel for the Company, in substantially the form attached hereto as Annex B; (iii) Akin Gump Strauss Hauer & Feld LLP, special regulatory counsel for the Company, in substantially the form attached hereto as Annex C; (iv) White and Case LLP, special English counsel for the Company, in substantially the form attached hereto as Annex D; (v) Richards Layton & Finger, special Delaware counsel for the Company, in substantially the form attached hereto as Annex E; and (vi) David Meltzer, General Counsel for Intelsat Global Service Corporation, in substantially the form attached hereto as Annex F (except, if the Acquisition is not consummated on the Closing Date, the opinion expressed in paragraph (2) thereof may be delivered on the Acquisition Date), and, in each case, in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

(b) On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(c) The Initial Purchasers shall have received from each of the Independent Accountants a comfort letter or letters dated the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers.

(d) The representations and warranties of the Company and the Parent Guarantor contained in this Agreement shall be true and correct on and as of the date hereof (but if specified to be given as of a specified date, shall be given as of such date) and on and as of the Closing Date as if made on and as of the Closing Date (but if specified to be given as of a specified date, shall be given as of such date); the statements of the Issuers’ officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company shall have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(e) The sale of the Securities hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(f) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), except as set forth in the Final Memorandum, none of Intelsat, Intelsat Bermuda or any of the Subsidiary Guarantors shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(g) The Initial Purchasers shall have received a certificate of the Company and Parent Guarantor, dated the Closing Date, signed on behalf of each such entity by its Chairman of the Board, President or any Senior Vice President, to the effect that

(i) the representations and warranties of the Company and Parent Guarantor contained in this Agreement are true and correct on and as of the date hereof (but if specified to be given as of a specified date, shall be given as of such date) and on and as of the Closing Date (but if specified to be given as of a specified date, shall be given as of such date), and the Company and Parent Guarantor have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) at the Closing Date, since the date hereof or since the date of the most recent financial statements, except as described in the Final Memorandum, no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

(iii) the sale of the Securities hereunder has not been enjoined (temporarily or permanently).

(h) On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement and Indenture executed by the Company and Parent Guarantor and, substantially concurrently or immediately following the consummation of the Acquisition, shall have received the Joinder Agreements and Supplemental Indenture executed by each Subsidiary Guarantor and such agreements shall be in full force and effect at all times from and after the Closing Date (except in the case of the Joinder Agreements and Supplemental Indenture, which shall be in full force and effect at all times from and after their execution).

(i) To the extent the Acquisition is substantially concurrently consummated on the Closing Date, the Issuers parties thereto shall have executed and delivered the Credit Documents and the Initial Purchasers shall have received copies thereof. To the extent the Acquisition is substantially concurrently consummated on the Closing Date, each condition to the closing contemplated by the Credit Documents (other than the issuance and sale of the Securities pursuant hereto) will, on or prior to the Closing Date, have been satisfied or waived. To the extent the Acquisition is substantially concurrently consummated on the Closing Date, there shall not exist at, and as of, the Closing Date (after giving effect to the transactions contemplated by this Agreement) any conditions that would constitute a default (or an event that with notice or the lapse of time, or both, would constitute a default) under the Credit Documents.

(j) To the extent the Acquisition is substantially concurrently consummated on the Closing Date, Holdings, the Parent Guarantor and the Company and the other parties thereto shall have executed and delivered the Acquisition Documents and the Initial Purchasers shall have received copies thereof. To the extent the Acquisition is substantially concurrently consummated on the Closing Date, each condition to the closing contemplated by the Acquisition Documents (other than the issuance and sale of the Securities pursuant hereto and the initial borrowings under the Credit Documents) will, on or prior to the Closing Date, have been satisfied or waived.

(k) The Transactions shall be consummated in a manner consistent in all material respects with the description thereof in the Final Memorandum and (unless the Company executes and delivers the Escrow Agreement on the Closing Date) substantially concurrent with the purchase of the Securities by the Initial Purchasers.

(l) At the Closing Date, to the extent the Acquisition is not substantially concurrently consummated, the Company, the Trustee and the Escrow Agent shall have entered into the Escrow Agreement.

On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Issuers as they shall have heretofore reasonably requested from the Company.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to DBSI and counsel for the Initial Purchasers. The Company shall furnish to DBSI such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as DBSI shall reasonably request.

Section 8. Offering of Securities; Restrictions on Transfer. (a) Each of the Initial Purchasers agrees with the Issuers (as to itself only) that (i) it is either a QIB or an “accredited investor” within the meaning of Rule 501(a) under Regulation D under the Act, in either case with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities; (ii) it is purchasing the Securities pursuant to a private sale exempt from registration under the Act; (iii) in connection with offers of the Securities purchased by such Initial Purchaser hereunder on the terms set forth in the Final Memorandum, as amended or supplemented, will solicit offers to buy the Securities only from, and will offer to sell and will sell the Securities only to, the Eligible Purchasers (as defined below) in accordance with this Agreement and on the terms contemplated by the Final Memorandum; (iv) it has not and will not solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (v) it has and will solicit offers for the Securities only from, and will offer the Securities only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Securities such persons are deemed to have represented and agreed as provided under the caption “Transfer Restrictions” contained in the Final Memorandum (or, if the Final Memorandum is not in existence, in the most recent Memorandum) (each person specified in clauses (A) and (B) being referred to herein as an “Eligible Purchaser”).

(b) Each of the Initial Purchasers represents and warrants (as to itself only) with respect to offers and sales outside the United States that (i) it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes any Memorandum or any amendment or supplement thereto or any such other material, in all cases at its own expense; (ii) the Securities have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; and (iii) it has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(c) Each of the Initial Purchasers hereby represents, warrants and agrees (as to itself only) that:

(i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the Securities, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Each of the Initial Purchasers understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(a) and 7(b) hereof, counsel to the Company, counsel to Intelsat Global Service Corporation and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and each of the Initial Purchasers hereby consents to such reliance.

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

Section 9. Indemnification and Contribution. (a) Each of the Issuers (it being understood that no Issuer other than the Company and the Parent Guarantor shall have any obligation under this Section 9 until its execution of the Purchase Agreement Joinder Agreement), jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which any Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto, a material fact necessary to make the statements therein not misleading;

and, subject to the limitation set forth in the immediately succeeding proviso, will reimburse, as incurred, the Initial Purchasers and each such controlling person for any legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Issuers will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers through DBSI specifically for use therein; provided, further, that with respect to any untrue statement or omission of material fact made in the Preliminary Memorandum, the indemnity agreement contained in this Section 9(a) shall not inure to the benefit of any Initial Purchaser or other Person from whom such person asserting such loss, claim, damage or liability purchased the Securities concerned, to the extent that any such loss, claim, damage, or liability of such Initial Purchaser or other Person occurs under the circumstance where (i) the Company had previously furnished copies of the Final Memorandum on a timely basis to the Initial Purchasers, (ii) the untrue statement or omissions of a material fact contained in the Preliminary Memorandum was corrected in the Final Memorandum and (iii) there was not sent or given to such person, at or prior to the written confirmation of the sale of such Notes to such person, a copy of the Final Memorandum. The indemnity provided for in this Section 9 will be in addition to any liability that the Issuers may otherwise have to the indemnified parties. The Issuers shall not be liable under this Section 9 for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Issuers, their respective directors and officers and each person, if any, who controls the Issuers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Memorandum or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission contained in the Initial Purchasers’ Information (as defined below) was made in reliance upon and in conformity with such Initial Purchaser Information; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Issuers or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to appropriate local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Issuers in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuers on the one hand and any Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers on the one hand, or such Initial Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Issuers and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay or become liable to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraphs (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of any Issuer, each officer of any Issuer and each person, if any, who controls the any Issuer within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as such Issuer.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, the Guarantors, any of their respective officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11. Termination. (a) This Agreement may be terminated in the sole discretion of DBSI by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date,

(i) any of Intelsat or any of its subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Representatives, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Representatives, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control (other than the Acquisition) of the Company or the Subsidiaries), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities of Intelsat or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or

(iv) other than as in existence on the date of this Agreement, there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of DBSI, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Final Memorandum.

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

Section 12. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of 2013 Notes, 2015 Notes or Floating Rate Notes, as the case may be, set forth opposite their names on Schedule 1 attached hereto bears to the aggregate principal amount of 2013 Notes, 2015 Notes or Floating Rate Notes, as the case may be, set forth opposite the names of all the remaining Initial Purchasers) the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of 2013 Notes, 2015 Notes or Floating Rate Notes, as the case may be, which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of 2013 Notes, 2015 Notes or Floating Rate Notes, as the case may be, set forth on Schedule 1 attached hereto, the Company shall be entitled to a further period of 36 hours within which to procure another party or parties reasonably satisfactory to the nondefaulting Initial Purchaser or Initial Purchasers to purchase no less than the amount of such unpurchased Notes that exceeds 10% of the principal amount thereof upon such terms herein set forth. If, however, the Company shall not have completed such arrangements within 72 hours after such default and the principal amount of such unpurchased Notes exceeds 10% of the principal amount of such Notes to be purchased on such date, then this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 12, the Closing Date shall be postponed for such period, not exceeding five business days, as DBSI, the Company and their counsel shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to any Issuer or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder

Section 13. Information Supplied by the Initial Purchasers. The statements set forth in the last paragraph on the front cover page and in the third and fourth sentences of the third paragraph and the first and fifth sentences of the sixth paragraph under the heading “Private Placement” in the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information (the “Initial Purchasers’ Information”) furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a) and 9 hereof.

Section 14. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to Deutsche Bank Securities 60 Wall Street, New York, New York 10005, Attention: Corporate Finance Department; if sent to any Issuer, shall be mailed or delivered to Zeus Merger Two Limited and Zeus Merger One Limited, at 9 West 57th Street, 43rd Floor, New York, NY 10019, with a copy to Intelsat Bermuda and Intelsat at Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08 Bermuda; with a copy to Intelsat Global Service Corporation, 3400 International Drive, N.W., Washington, D.C. 20008-3098, Attention: General Counsel; with a copy to Milbank, Tweed, Hadley & McCloy LLP at 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Arnold B. Peinado, III.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 15. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and the Parent Guarantor, and after execution and delivery of the Purchase Agreement Joinder Agreement, the Subsidiary Guarantors and, in

each case, their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company and the Parent Guarantor, and after execution and delivery of the Purchase Agreement Joinder Agreement, the Subsidiary Guarantors contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company and the Parent Guarantor, and after execution and delivery of the Purchase Agreement Joinder Agreement, the Subsidiary Guarantors, their officers and any person or persons who controls any of them within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Initial Purchasers will be deemed a successor because of such purchase.

Section 16. Jurisdiction. The Issuers agree that any suit, action or proceeding against any Issuer brought by any Initial Purchaser, the directors, officers, employees and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Beginning on the Closing Date (or, in the case of the Subsidiary Guarantors, upon their execution of the Purchase Agreement Joinder Agreement), the Issuers hereby appoint CT Corporation System as their authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, by any Initial Purchaser, the directors, officers, employees, affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuers hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuers agree to take any and all action, including the filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuers. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by any Initial Purchaser, the directors, officers, employees, affiliates and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, in any court of competent jurisdiction in

Bermuda. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement. The provisions of this Section 16 shall be applicable to the Subsidiary Guarantors only upon their execution of the Purchase Agreement Joinder Agreement.

Section 17. Immunity. To the extent that any of the Issuers has acquired or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuers hereby irrevocably waive and agree not to plead or claim such immunity in respect of their obligations under this Agreement; provided, however, that the provisions of this Section 17 shall be applicable to the Subsidiary Guarantors only upon their execution of the Purchase Agreement Joinder Agreement.

Section 18. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among Zeus Merger Two Limited, Zeus Merger One Limited and the Initial Purchasers.

Very truly yours,

ZEUS MERGER TWO LIMITED

By:
Name: Title:

ZEUS MERGER ONE LIMITED, as Parent Guarantor

By:
Name: Title:

S-1

The foregoing Agreement is hereby confirmed and accepted as of the date first above written. DEUTSCHE BANK SECURITIES INC.

By:
Name: Title:

By:
Name: Title:

CREDIT SUISSE FIRST BOSTON LLC

By:
Name: Title:

By:
Name: Title:

LEHMAN BROTHERS INC.

By:
Name: Title:

S-2

SCHEDULE 1

Initial Purchaser	Principal Amount of 2013 Notes	Principal Amount of 2015 Notes	Principal Amount of Floating Rate Notes
Deutsche Bank Securities Inc.	$201,250,000	$155,250,000	$230,000,000
Credit Suisse First Boston LLC	201,250,000	155,250,000	230,000,000
Lehman Brothers Inc.	201,250,000	155,250,000	230,000,000
Banc of America Securities LLC	35,000,000	27,000,000	40,000,000
Bear, Stearns & Co. Inc.	74,375,000	57,375,000	85,000,000
BNP Paribas Securities Corp.	35,000,000	27,000,000	40,000,000
Merrill Lynch & Co.	15,312,500	11,812,500	17,500,000
CIBC World Markets Corp.	65,625,000	50,625,000	75,000,000
RBC Capital Markets Corporation	15,312,500	11,812,500	17,500,000
Greenwich Capital Markets, Inc.	15,312,500	11,812,500	17,500,000
SG Americas Securities, LLC.	15,312,500	11,812,500	17,500,000

Total	$875,000,000	$675,000,000	$1,000,000,000

SCHEDULE 2

Subsidiary Guarantors

Name	Jurisdiction of Incorporation
Intelsat Holdings LLC	Delaware

Intelsat LLC	Delaware

Intelsat Global Sales & Marketing Ltd.	England and Wales

Intelsat USA Sales Corp.	Delaware

Intelsat USA License Corp.	Delaware

Intelsat Global Service Corporation	Delaware

SCHEDULE 3

Significant Subsidiaries of Intelsat Bermuda

Name	Jurisdiction of Incorporation
Intelsat Holdings LLC	Delaware
Intelsat LLC	Delaware

Annex A

Form of

Opinion of MTH&M

Annex B

Form of

Opinion of Bermuda Counsel

Annex C

Form of

Opinion of Regulatory Counsel

Annex D

Form of

Opinion of English Counsel

Annex E

Form of

Opinion of Delaware Counsel

Annex F

Form of

Opinion of General Counsel

Exhibit B

January     , 2005

Joinder Agreement

WHEREAS, Zeus Merger Two Limited, Zeus Merger One Limited and the Initial Purchasers named therein (the “Initial Purchasers”) heretofore executed and delivered a Purchase Agreement (“Purchase Agreement”), dated January 24, 2005, providing for the issuance and sale of the Securities (as defined therein); and

WHEREAS, each Subsidiary Guarantor (as defined in the Purchase Agreement), which was originally not a party thereto, has agreed to join in the Purchase Agreement on or immediately following consummation of the Acquisition.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, each Subsidiary Guarantor hereby agrees for the benefit of the Initial Purchasers, as follows:

1. Joinder. Each of the undersigned signatory parties hereby acknowledges that it has received and reviewed a copy of the Purchase Agreement and all other documents it deems fit to enter into this Joinder Agreement (the “Joinder Agreement”), and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties, indemnities and acknowledgments attributable to such signatory party in the Purchase Agreement as if made by, and with respect to, such signatory party; and (iii) perform all obligations and duties required and be entitled to all the benefits of such signatory party pursuant to the Purchase Agreement.

2. Representations and Warranties and Agreements of the Subsidiary Guarantors. Each of the undersigned hereby represents and warrants to and agrees with the Initial Purchasers that it has all the requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform its obligations under this Joinder Agreement and to consummate the transaction contemplated hereby and that when this Joinder Agreement is executed and delivered, it will constitute a valid and legally binding agreement enforceable against each of the undersigned in accordance with its terms.

3. Counterparts. This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or via facsimile), each of which shall constitute an original when so executed and all of which together shall constitute one and the same agreement.

4. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by all of the parties to the Purchase Agreement.

5. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

6. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS JOINDER AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

INTELSAT HOLDINGS LLC

By:
Name:
Title:

INTELSAT LLC

By:
Name:
Title:

INTELSAT GLOBAL SALES & MARKETING LTD.

By:
Name:
Title:

INTELSAT USA SALES CORP.

By:
Name:
Title:

INTELSAT USA LICENSE CORP.

By:
Name:
Title:

3

INTELSAT GLOBAL SERVICE CORPORATION

By:
Name:
Title:

4